The Phoenix Group Corporation Announces Change of Ticker Symbol

Tuesday, August 31, 2004

DALLAS—August 31, 2004—The Phoenix Group Corporation (Pink Sheets: PXGP) announced today that the ticker symbol of its stock will change effective tomorrow morning, September 1, 2004, with the commencement of trading. The new symbol is PXGC. The NASDAQ Stock Market assigns a new ticker symbol when a company undertakes a reverse split of its stock. At the company’s annual meeting of shareholders on August 20, 2004, holders approved the proposal for a reverse split of 1-for-16.
As a result of the reverse-split, every 16 shares of company’s common stock will be changed into one share of common stock. The reverse split affects all shares of common stock and stock options outstanding immediately prior to September 1, 2004. The company will issue an additional share of common stock in lieu of fractional shares.

Ron Lusk, chairman and chief executive officer of The Phoenix Group Corporation, said, "The purpose of the reverse split is to adjust the outstanding shares of the company to a level that the company believes is commensurate with its size and that allows us to complete the share issuances required under our agreement to purchase Lighting Science.

The Phoenix Group Corporation acquired Lighting Science, Inc. (www.lightingscience.com), based in Ft. Lauderdale, Florida, on June 1, 2004. Lighting Science™ develops and markets Optimized Digital Lighting™ (ODL™) solutions - superior LED lighting that incorporates state of the art digital technology that the company believes provides the best quality light for the least cost. The company believes that the patent-pending technology can be quickly deployed in existing lighting applications to realize immediate benefits without compromising color, quality or intensity of light.

ODL is designed to provide customers with the lowest total cost of ownership; the longest useful life; and the best performance in energy usage, light quality, functionality and appearance. Products from Lighting Science can be used today because ODL is designed to work with standard sockets and existing electrical systems. Optimized Digital Lighting bulbs from Lighting Science are initially available in R-30 Edison medium base floodlights in warm white and amber colors.

About The Phoenix Group Corporation

The Phoenix Group Corporation (www.pxgp.com) is a Delaware corporation organized in June 1988. Management has undertaken a strategic repositioning of the company.

Certain statements in the press release constitute "forward-looking statements" relating to The Phoenix Group Corporation and its subsidiaries within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding future events, our financial performance and operating results, our business strategy and our financing plans are forward-looking statements. In some cases you can identify forward-looking statements by terminology such as "may," "will," "would," "should," "could," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by the statements. In evaluating these statements, you should specifically consider various factors that may cause our actual results to differ materially from any forward-looking statements.

Contact:

The Phoenix Group Corporation

Kathy Fuller, 214-382-3641

www.pxgp.com